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                                                                      EXHIBIT 10
                                                                            TABY

                           PATENT LICENSE AGREEMENT

                            United States of America

                               represented by the

                 National Aeronautics and Space Administration

                                      and

                           Digital Manufacturing, Inc

                             License No.:  DE-236
                            Effective Date:  8/7/97
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                               TABLE OF CONTENTS


ARTICLE                                                                    PAGE
-------                                                                    ----

PREAMBLE.....................................................................2

ARTICLE I      Definitions...................................................3

ARTICLE II     License Grant.................................................4

ARTICLE III    Term of Agreement.............................................4

ARTICLE IV     Practical Application.........................................5

ARTICLE V      United States Manufacture.....................................5

ARTICLE VI     Royalty and Payment...........................................5

ARTICLE VII    Reports.......................................................8

ARTICLE VIII   Books, Records and Examination................................10

ARTICLE IX     Sublicenses...................................................10

ARTICLE X      Patent Marking and Advertising................................11

ARTICLE XI     Nontransferability............................................11

ARTICLE XII    Disputes......................................................11

ARTICLE XIII   Modification or Termination by LICENSOR.......................12

ARTICLE XIV    Termination by LICENSEE.......................................14

ARTICLE XV     Reservation of Rights.........................................14

ARTICLE XVI    Representation and Warranties.................................14

ARTICLE XVII   Enforcement of Licensed Patents...............................16

ARTICLE XVIII  Furnishing Know-How...........................................16

ARTICLE XIX    Improvements..................................................17

ARTICLE XX     Nonwaiver.....................................................17

ARTICLE XXI    Merger and Integration........................................17

ARTICLE XXII   Applicable Law................................................17

ARTICLE XXIII  Addresses.....................................................17

ARTICLE XXIV   Nonassertion..................................................18

ARTICLE XXV    Acceptance....................................................18

APPENDIX       CONFIDENTIAL AND PROPRIETARY..................................19

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                          EXCLUSIVE LICENSE AGREEMENT
                          ---------------------------


LICENSOR:                       The United States of America, represented by the
                                National Aeronautics and Space Administration

LICENSEE:                       Digital Manufacturing, Inc.

NASA CASE NUMBER:               MSC-2 1982-1, "High Performance Circular
                                Polarized Microstrip Antenna."



                                   PREAMBLE
                                   --------
     This Agreement ("this Agreement") is between the United States of America represented by the National Aeronautics and Space Administration ("NASA"), herein referred to as LICENSOR, and Digital Manufacturing, Inc., a Texas corporation having a principal place of business in Ft. Worth, Texas, herein referred to as LICENSEE.


WITNESSETH:

     WHEREAS, uniform regulations, 37 C.F.R., Part 404, "Licensing of Government Owned Invention," have been issued specifying the terms and conditions upon which licenses will be granted for LICENSOR owned inventions; and

     WHEREAS, such regulations provide that LICENSOR owned inventions will best serve the interest of the United States when they are brought to practical application in the shortest time possible; and

     WHEREAS, it is the policy of LICENSOR to grant licenses when such licenses will provide the necessary incentive to licensees to achieve early practical application of the invention; and

     WHEREAS, LICENSOR is the exclusive owner, free from outstanding license agreements except as otherwise described below, of the inventions and improvements ("the LICENSED INVENTIONS") disclosed in the United States Patent described below and has the sole right to grant licenses for the United States, its territories and possessions; and

     WHEREAS, LICENSOR desires in the public interest that the LICENSED INVENTIONS be perfected, marketed, and practiced so that the benefits thereof become readily available in the marketplace for the widest utilization in the shortest time; and

     WHEREAS, LICENSEE, in consideration of the grant of the limited exclusive license granted herein, is willing to pay a royalty, and to make substantial capital investment and use commercially reasonable efforts to achieve expedient practical application of the LICENSED INVENTIONS; and

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     WHEREAS, LICENSOR has determined that the grant of a license to LICENSEE to practice the LICENSED INVENTIONS will provide the necessary incentive for LICENSEE to achieve the desired expedient practical application and that the granting of a license to the LICENSEE will therefore be in the public interest;

     NOW THEREFORE, in accordance with 37 C.F.R., Part 404, "Licensing of Government Owned Invention," and in consideration of the money to be paid by LICENSEE as set forth in Article VI, below, and of the covenants and agreements herein contained, the parties mutually covenant and agree as set out herein


                                   ARTICLE I
                                  Definitions
                                  -----------
1.1 For the purpose of this Agreement, the following definitions shall be applicable:

          (a) "LICENSED INVENTIONS" means any invention claimed by and any and all devices, products, processes, and methods covered by the following United States Patent Application Serial Number (refer to Appendix, item 1) including all divisions and continuations (but not continuations in part) thereof, if any, and any corresponding patent, reissue or extension patent, or reexamination certificate to issue therefrom.

          (b) "ROYALTY-BASE PRODUCTS" means any and all products, processes, and systems which employ or are produced by the practice of any invention claimed in any of the LICENSED INVENTIONS.

          (c) "LICENSED AREA" means the United States of America, including the District of Columbia and the Commonwealth of Puerto Rico, and its territories and possessions.

          (d) "PRACTICAL APPLICATION" means to manufacture (in the case of composition or product), to practice (in the case of a process or method), or to operate (in the case of a machine or system); and in each case under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms. PRACTICAL APPLICATION shall be deemed to have been achieved upon attainment of the objectives stated in Section 4.2, below.

          (e) "GROSS SALES" means the dollar value sum of all sales of ROYALTY-BASE PRODUCTS during each year of this Agreement.

          (f) "NET SELLING PRICE" shall mean, in the case of a sale to a third parry at arm's length for monetary consideration, the gross invoice price of the ROYALTY-BASE PRODUCTS, f.o.b. factory, less allowances for returns and less (to the extent separately stated on the invoices): (1) cash and other trade discounts, (2) shipping, customs, and insurance charges,

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                (3) sales, use. value added, and similar taxes, and (4) that portion of the gross invoice price that relates directly to packaging, adaptation, accessories, applicators, and the like, requested by the purchaser that are not customarily and ordinarily sold by LICENSEE with the ROYALTY-BASE PRODUCTS. In the case of a sale or other disposition of the ROYALTY BASE PRODUCTS which are transferred to a purchaser who does not deal at arm's length, or transferred or otherwise disposed of for other than monetary consideration (including allocations to LICENSEE's own beneficial use, NET SELLING PRICE shall be calculated in accordance with Sections 6.5 and 6.6 of this Agreement. In the case of a sale or other disposition of ROYALTY-BASE PRODUCTS which are incorporated in combination with or as parts of other products, the NET SELLING PRICE shall be calculated in accordance with Section 6.7 of this Agreement.

          (g) "SUBLICENSEE" means any person who has the right, granted by LICENSEE in accordance with Article IX of this Agreement, to make, use, or sell the inventions claimed in any of the LICENSED INVENTIONS.

          (h) "AFFILIATE" means (I) any entity in which LICENSEE or any of its stockholders or other owners owns a controlling interest in LICENSEE, or (2) any entity that directly or indirectly, through one or more intermediaries, controls, is controlled-by, or is under common control with LICENSEE.

          (i) "EFFECTIVE DATE" means the date on which this Agreement is signed by the last party to do so.


                                   ARTICLE II
                                 License Grant
                                 -------------
     2.1 LICENSOR hereby grants to LICENSEE a revocable (but only by termination as set forth herein), royalty-bearing, exclusive right of license, including the right of sublicensing, to make, have made, use, sell, transfer, or dispose of, for use and for resale, any and all products, processes, and systems embodying the invention claimed in the LICENSED INVENTIONS throughout the LICENSED AREA. This license is limited to only those ROYALTY-BASE PRODUCTS operating within the frequency range of ll.7 GHz to 12.7 GHz.


                                  ARTICLE III
                             Term of the Agreement
                             ---------------------
     3.1 Unless revoked or terminated in accordance with other provisions of this Agreement, the license with respect to each patent or patent application (i.e., LICENSED INVENTIONS described in Section 1.1(a)) granted herein shall commence as of the EFFECTIVE DATE and shall continue until the later of:

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     (a) the date of expiration of the patent,

     (b) final abandonment of the patent application, or

     (c) final adjudication of invalidity by a court of competent jurisdiction.


                                  ARTICLE IV
                             Practical Application
                             ---------------------
     4.1 LICENSEE shall achieve PRACTICAL APPLICATION of the LICENSED INVENTIONS in accordance with Section 4.2, below.

     4.2 For the purposes of this Agreement, PRACTICAL APPLICATION shall have been achieved if LICENSEE attains the following objectives by the stated dates:

     (a) within nine (9) months of the EFFECTIVE DATE, LICENSEE shall have (refer to Appendix, item 2), and

     (b) within eighteen (18) months of the EFFECTIVE DATE, LICENSEE shall have (refer to Appendix, item 3), and

     (c) within twenty four (24) months of the EFFECTIVE DATE, LICENSEE shall have achieved commercial sales of ROYALTY-BASED PRODUCT sufficient to have an obligation to pay at least (refer to Appendix, item 4), in royalties under
Section 6.2, below.

     4.3 LICENSEE, once PRACTICAL APPLICATION is achieved, thereafter shall maintain it throughout the term of this Agreement.

     4.4 LICENSEE shall promptly report to LICENSOR its discontinuance of making the benefits of any of the LICENSED INVENTIONS available to the public.

     4.5 Failure to comply with the terms of this Article shall be cause for modification or termination of this Agreement in accordance with Article XIII, below.


                                   ARTICLE V
                          United States Manufacture
                          -------------------------
     5.1 During the term of this Agreement, LICENSEE agrees to achieve and maintain PRACTICAL APPLICATION of the LICENSED INVENTIONS by manufacturing or having made in the United States and offering for sale in the United States ROYALTY-BASE PRODUCTS.


                                  ARTICLE VI
                              Royalty and Payment
                              -------------------
     6.1 As part of the consideration for grant of license, LICENSEE agrees to pay LICENSOR an initial, one-time, royalty of (refer to Appendix, item 5) within fifteen (15) days after the EFFECTIVE DATE.

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     6.2  LICENSEE further agrees to pay to LICENSOR a running royalty of (refer to Appendix, item 6) percent of the NET SELLING PRICE of the ROYALTY-BASE PRODUCTS sold in the LICENSED AREA under the license granted herein.

     6.3 LICENSEE further agrees to pay LICENSOR an annual minimum royalty of (refer to Appendix, item 7) for each calendar year, or part thereof (except for the calendar year in which the EFFECTIVE DATE falls), that this Agreement is in effect.

     6.4 The minimum royalty payment specified in Section 6.3, above, shall be credited by LICENSOR against the running royalty specified in Section 6.2, above, and against any royalties paid by LICENSEE pursuant to a sublicense as specified in Section 9.1, below. Such credits shall be applied only against minimum royalties due annually and not cumulatively.

     6.5 In order to ensure to the LICENSOR the full royalty payments contemplated in this Agreement, the LICENSEE agrees that, in the event any ROYALTY-BASE PRODUCTS shall be sold by LICENSEE in the LICENSED AREA for purposes of resale (1) to its AFFILLATE, or (2) to any entity (a "FAVORED PURCHASER") with which the LICENSEE, its stockholders or other owners, or its AFFILIATE shall have any agreement, understanding, or arrangement (such as, among other things, an option to purchase stock, an arrangement involving a division of profits, or special rebates or allowances) without which agreement, understanding, or arrangement, prices paid by such FAVORED PURCHASER for the ROYALTY-BASE PRODUCTS would be higher than the NET SELLING PRICE to such FAVORED PURCHASER reported by the LICENSEE, or if such agreement, understanding, or arrangement results in extending to such AFFILIATE or FAVORED PURCHASER lower prices for ROYALTY-BASE PRODUCTS than those charged to other organizations or individuals buying similar merchandise in similar amounts and under similar conditions, then the royalties to be paid under this Agreement for the ROYALTY-BASE PRODUCTS shall be based upon the NET SELLING PRICE at which the AFFILIATE or the FAVORED PURCHASER buying the ROYALTY-BASE PRODUCTS resells the ROYALTY-BASE PRODUCTS, rather than upon the NET SELLING PRICE of the LICENSEE; provided, however, that the LICENSEE shall not be obligated under the foregoing to pay royalties based upon selling prices in excess of the NET SELLING PRICE at which it or any of its AFFILIATES shall sell ROYALTY-BASE PRODUCTS to any wholly independent party.

     6.6 Where the ROYALTY-BASE PRODUCTS are not sold, and are otherwise disposed of, excluding disposal to uses identified in Section 6.10, and excluding disposal in which the ROYALTY-BASE PRODUCTS are disposed by reprocessing, are disposed for resource recovery, and are sent to waste disposal facilities, either operated by LICENSEE or others, and in which such disposed ROYALTY-BASE PRODUCTS will not be reused or resold, the NET SELLING PRICE of such products for the purpose of computing royalties shall be the selling price at which products of a similar kind and quality, sold in similar quantities, are currently being offered for sale by the LICENSEE. Where such products are not currently sold or offered for sale by the LICENSEE, then the NET SELLING PRICE, for the purpose of computing royalties, shall be the LICENSEE's cost of manufacture, determined by LICENSEE's customary accounting procedures, plus twenty five percent (25%).

     6.7 Where the ROYALTY-BASE PRODUCTS are not sold separately, but are sold in combination with or as parts of other products, the NET SELLING PRICE of the ROYALTY-BASE PRODUCTS so sold shall be estimated, for the purpose of computing royalties, by applying to the total NET SELLING PRICE (as defined above) of the combined or composite products a fractional multiplier having as its denominator the total manufacturing cost of the combined or composite products (estimated in accordance with the LICENSEE's customary accounting procedures) and as its numerator the manufacturing cost of the included ROYALTY-BASE PRODUCTS (similarly determined). In situations and under conditions in which the application of customary accounting practices are cumbersome, costly, or otherwise not feasible, LICENSEE shall make such estimate in good faith, based on all reasonably available, relevant data. In the event that LICENSOR shall have a reasonable basis to believe that LICENSEE's estimate is inaccurate, LICENSOR shall have the right, at its own expense, to audit all relevant data to determine the accuracy of the estimate and to establish a more accurate fractional proportionment.

     6.8 Under this Agreement, the ROYALTY-BASE PRODUCTS will be considered sold when invoiced, except that upon expiration of any patent covering such ROYALTY-BASE PRODUCTS, or upon termination of the license, all shipments made on or prior to the day of such expiration or termination which have not been invoiced prior thereto shall also be considered sold (and therefore subject to royalty). Royalties paid on ROYALTY-BASE PRODUCTS which are not paid for by the customer shall be credited against any amounts owed by LICENSEE under this Agreement.

     6.9 LICENSEE agrees that it shall annually pay to LICENSOR twenty (20%) percent of the royalty received from SUBLICENSEE of LICENSEE as set forth in
Section 9.1(f), below, for the sale of any ROYALTY-BASE PRODUCTS.

     6.10 The sale or transfer of LICENSEE or any of its SUBLICENSEES of ROYALTY-BASE PRODUCTS for use by or on behalf of the United States Government, its agencies, departments, and subdivisions, shall be exempt from any royalty. Similarly, any distribution, or disposition of products, processes, or systems covered by the LICENSED INVENTION as samples, introductory offers, donations, or the like, all free of charge, in order to introduce, promote, advertise, test, research, or develop the products, processes, or systems shall be exempt from any royalty. Similarly, any disposal of products by LICENSEE, or any of its SUBLICENSEES covered by the LICENSED INVENTIONS to landfill disposal, destructive disposal, otherwise in disposal as wastes, or for reprocessing or resource recovery in which the disposal does not result in use or resale of the disposed materials shall be exempt from royalty.

     6.11 Royalty payments due pursuant to Section 6.1 above, if any, shall be paid within fifteen (15) days after the EFFECTIVE DATE. Royalty payments due pursuant to Section 6.2, above, and 9.1(f), below, are due on July 31 and January 31 for the preceding semi-annual period (January-June and July-December) each year. Royalty payments due pursuant to Section 6.3, above, are due on January 31 for the preceding year. All royalties due shall be paid by check, denominated in United States dollars, made payable to "National Aeronautics and Space Administration," and mailed, concurrently with any report required in Article VI of this Agreement, to LICENSOR at the address set out in
Section 24.1 below.

     6.12 The LICENSOR shall assess interest, penalties, and administrative costs in accordance with the Federal Claims Collection Standards, 4 C.F.R. 100-105, on all payments due the LICENSOR which are not timely paid by the LICENSEE.

     6.13 Additionally, LICENSOR agrees to pay, and LICENSEE agrees to reimburse LICENSOR for, all maintenance fees required by the United States Patent and Trademark Office to continue in effect the patents that are issued pursuant to the patent applications that cover the LICENSED INVENTIONS as described in
Section 1.1(a), above. Such fees shall be paid within thirty (30) days of receiving a debit therefor. Failure to pay shall give the LICENSOR a right to terminate the license as to such patent.


                                  ARTICLE VII
                                    Reports
                                    -------
     7.1 LICENSEE agrees to submit to LICENSOR reports semi-annually by the thirty first day of January and July for the preceding semi-annual period (July-December and January-June, respectively) during the life of this Agreement. Each report shall include:

       (a) A statement describing the activities of LICENSEE during the preceding reporting period in attempting to achieve PRACTICAL APPLICATION of the LICENSED INVENTIONS and in making the benefits of the LICENSED INVENTIONS available to the public.

       (b) Responses to the following:

               (1) Date LICENSEE expects to achieve or has achieved PRACTICAL APPLICATION of the LICENSED INVENTIONS.

               (2) Estimated likelihood of LICENSEE achieving PRACTICAL APPLICATION of ROYALTY-BASE PRODUCTS within the next twelve (12) months if PRACTICAL APPLICATION has not been achieved.

       (c)  Responses to the following:

               (1) LICENSEE's GROSS SALES of ROYALTY-BASE PRODUCTS for the preceding year, and the total of LICENSEE's GROSS SALES from the EFFECTIVE DATE.

               (2) LICENSEE's NET SALES of ROYALTY-BASE PRODUCTS for the preceding year, and the total of LICENSEE's NET SALES from the EFFECTIVE DATE.

               (3) The number or amount of ROYALTY-BASE PRODUCTS distributed to a marketplace by the LICENSEE for the preceding year, and the total number or amount of ROYAlTY-BASE PRODUCTS distributed to a marketplace by the LICENSEE from the EFFECTIVE DATE.

               (4) The number or amount of ROYALTY-BASE PRODUCTS manufactured and used by the LICENSEE in its business during the preceding year, excluding, however, ROYALTY-BASE PRODUCTS manufactured during the preceding year for use by the LICENSEE for the purpose of research and development activities with respect to LICENSED INVENTIONS.

               (5) The dollar amount of the running royalty due to the LICENSOR for the preceding year.

               (6) The dollar amount of the minimum royalty due to the LICENSOR for the reporting period.

               (7) The total amount of royalties paid to LICENSEE by all its SUBLICENSEES during the preceding year and from the EFFECTIVE DATE.

               (8) The dollar amount of sublicensing royalties due to LICENSOR for the preceding reporting period.

               (9) The total amount of royalties due to LICENSOR for the preceding reporting period.

               (10) The total amount of royalties paid to LICENSOR from the EFFECTIVE DATE.

     (d) Responses to the following:

               (1) GROSS SALES for the preceding reporting period of ROYALTY-BASE PRODUCTS sold by LICENSEE and all its SUBLICENSEES for use by or on behalf of the United States Government.

               (2) GROSS SALES from the commencement date of this Agreement of ROYALTY-BASE PRODUCTS sold by LICENSEE and all its SUBLICENSEES for use by or on behalf of the United States Government.

     7.2 The report required under this Article shall also be made within thirty (30) days after the termination of this Agreement.

     7.3 All reports submitted in response to the reporting requirement of this Article and all letters of application and any versions of the confidential business plan of LICENSEE that have been delivered to LICENSOR shall be treated by LICENSOR, to the extent permitted by law, as commercial and financial information, which is privileged and confidential and not subject to disclosure under Section 552 of Title 5 of the United States Code (Freedom of Information
Act).


                                 ARTICLE VIII
                         Books Records and Examination
                         -----------------------------
     8.1 LICENSEE shall keep full, true, and accurate books of account containing all particulars which may be necessary for the purpose of showing the amount payable to LICENSOR by the way of royalty, as stated above. Said books of account and supporting data will be available during normal business hours for the duration of this Agreement and for two (2) calendar years following the termination of this Agreement, for inspection by an authorized representative of LICENSOR for the purpose of verifying the LICENSEE's royalty reports; however, such inspection shall occur no more often than once per calendar year and shall be at LICENSOR's expense.


                                  ARTICLE IX
                                  Sublicenses
                                  -----------
     9.1 LICENSEE may grant written sublicenses under any of the licenses granted in this Agreement upon terms that LICENSEE may arrange provided that:

     (a) Each sublicense shall refer to this Agreement and shall include the rights reserved by the LICENSOR under Article XV of this Agreement.

     (b) Each sublicense shall include the condition that the sublicense shall automatically terminate upon the termination of this Agreement.

     (c) LICENSEE shall submit to LICENSOR a written request for LICENSOR's approval of any such sublicense in advance, including terms and conditions thereof. LICENSOR's approval shall not be unreasonably withheld.

     (d) Within thirty (30) days after a sublicense grant or modification, LICENSEE shall furnish LICENSOR with an executed copy of the sublicense or modification.

     (e) The granting of any sublicenses by LICENSEE shall not relieve LICENSEE from any of the requirements of this Agreement.

     (f) The SUBLICENSEE of LICENSEE may exercise its license without payment of royalty to LICENSOR. However, LICENSEE shall pay to LICENSOR fifty (50%) percent of all royalties received by LICENSEE from its SUBLICENSEE for the making, using, or selling of ROYALTY-BASE PRODUCTS. LICENSEE shall pay said amounts as royalty to LICENSOR in accordance with Section 6.11, above.


                                   ARTICLE X
                       Patent Marking and Advertisement
                       --------------------------------
     10.1 LICENSEE and all its SUBLICENSEES shall mark all ROYALTY-BASE
PRODUCTS in accordance with the statutes of the United States relating to the marking of patented articles (35 U.S.C. 287). Such marking shall include the notation, "Licensed from the National Aeronautics and Space Administration under U.S. Patent No.__________" or other appropriate reference to the license or the patent (or patent application) serial number(s).

     10.2 The LICENSEE may state in advertisements and/or on the ROYALTY-BASE PRODUCTS that such products are made under a patent license from NASA and may state any true facts concerning the involvement of NASA in the development of the LICENSED INVENTIONS and describe the results of any tests, studies, and experiments conducted by or for NASA. The letters "NASA" (1) must be used in their normal typed or printed form, (2) must be the same size, style, color, and intensity as the rest of the words in the sentence, and (3) must not be used in their stylized version as they appear in the NASA logotype insignia. Uses other than those expressly provided for in this Section 10.2 shall require the express written approval of the LICENSOR. Approval by the LICENSOR shall be based on applicable law (e.g., 42 U.S.C. 2459b), regulations, and policy governing the use of the words "National Aeronautics and Space Administration" and the letters "NASA."


                                  ARTICLE XI
                              Nontransferability
                              ------------------
     11.1 The rights and licenses granted by LICENSOR in this Agreement are personal to LICENSEE and may not be assigned or otherwise transferred without the written consent of the LICENSOR. LICENSOR's approval shall not be unreasonably withheld. Any attempted assignment or transfer without such consent shall be void and shall be cause for LICENSOR to terminate all rights of the LICENSEE under this Agreement.


                                  ARTICLE XII
                                   Disputes
                                   --------
     12.1 All disputes concerning the interpretation or application of this Agreement shall be discussed mutually between the parties. Any disputes which are not disposed of by mutual agreement shall be decided by the Associate General Counsel (Intellectual Property), NASA Headquarters, Washington, D.C. 20546, who shall reduce his decision to writing and mail or otherwise furnish a copy thereof to LICENSEE and to all its SUBLICENSEES of record. His decision shall be final and conclusive, unless within thirty (30) days from the date of the receipt of such decision, LICENSEE mails or otherwise furnishes a written appeal addressed to the Administrator, National Aeronautics and Space Administration, Washington, D.C. 20546. LICENSEE shall be afforded an opportunity to be heard and to offer evidence in support of its appeal. The decision on the appeal shall be made by the NASA Administrator or designee. There is no further right of administrative appeal from the decision of the NASA Administrator or designee.

                                 ARTICLE XIII
                    Modification or Termination by LICENSOR
                    ---------------------------------------
     13.1 The word "termination" and cognate words, such as "term" and "terminate," used in this Article XIII are to be read, except where the contrary is specifically indicated, as omitting from their effect the following rights and obligations, all of which survive any termination to the degree necessary to permit their complete fulfillment or discharge:

     (a) LICENSEE's obligation to supply a terminal report as specified in
Section 7.4, above.

     (b) LICENSOR's right to receive or recover and LICENSEE's obligation to pay royalties accrued or accruable for payment at the time of any termination.

     (c) LICENSEE's obligation to maintain records and LICENSOR's right to conduct a final audit in accordance with Section 8.1, above.

     (d) Any cause of action or claim of either party accrued or to accrue, because of any breach of default by the other party.

     (e) Licenses, releases, and agreements of nonassertion running in favor of LICENSEE of customers or transferees of LICENSEE in respect to products sold or transferred by LICENSEE prior to any termination and on which royalties shall have been paid as provided in Article VI of this Agreement.

     (f) LICENSEE's right to sue others for past infringement or for any cause of action that may have accrued prior to termination of this Agreement.

     13.2 The license granted pursuant to Article II of this Agreement may be unilaterally modified or terminated by LICENSOR:

     (a) If LICENSEE does not achieve PRACTICAL APPLICATION as set forth in
Section 4.2, above.

     (b) If LICENSEE fails to maintain PRACTICAL APPLICATION.

     (c) If the LICENSEE defaults in making payment of royalties in accordance with Article VI of this Agreement.

     (d) If the LICENSEE has willfully made a false statement of or willfully omitted a material fact in the license application or in any report required by this Agreement.

     (e) If the LICENSEE has defaulted in making any report required by this Agreement.

     (f) If the LICENSEE commits a substantial breach of covenant or agreement contained in this Agreement.

     13.3 The license granted pursuant to Article II of this Agreement may be terminated by LICENSOR if LICENSEE becomes INSOLVENT. The term "INSOLVENT" means that the LICENSEE has either ceased to pay its debts (including royalty payments under this Agreement) in the ordinary course of business or cannot pay its debts as they fall due or is insolvent within the meaning of the Federal Bankruptcy Code (11 U.S.C. 101(31)). LICENSEE must notify LICENSOR if it becomes INSOLVENT within thirty (30) days of becoming INSOLVENT. LICENSEE's failure to conform to this requirement shall be deemed a material, incurable breach.

     13.4 The LICENSEE must inform LICENSOR of its intention to file a voluntary petition in bankruptcy or, if known by LICENSEE, of the intention of a creditor of LICENSEE to file an involuntary petition in bankruptcy at least thirty (30) days prior to filing such a petition. LICENSEE's filing of a petition in bankruptcy without conforming to this requirement shall be deemed a material, pre-petition, incurable breach.

     13.5 Before modifying or terminating the license herein granted for any cause, there will be furnished to LICENSEE and to all its SUBLICENSEES of record a written notice stating LICENSOR's intention to modify or terminate the license and the reasons therefor. LICENSEE and its SUBLICENSEES of record will be allowed thirty (30) days after receipt of such notice to remedy any breach of the license or show cause why the license should not be modified or terminated. A response to such notice should be addressed to the General Counsel, National Aeronautics and Space Administration, Washington, D.C. 20546.

     13.6 LICENSEE may directly appeal in writing, within thirty (30) days of receipt of the notice stating LICENSOR's intention to modify or terminate the license, to the NASA Administrator on the question of whether the license should be modified or terminated. If reconsideration of the intention to modify or terminate the license has been requested under Section 13.5, above, the LICENSEE may appeal to the NASA Administrator within thirty (30) days after receiving notice of an adverse decision or determination from the NASA General Counsel. The notice of appeal and all supporting documentation should be addressed to the Administrator, National Aeronautics and Space Administration, Washington, D.C. 20546. LICENSEE shall be afforded an opportunity to be heard and to offer evidence in support of its appeal. The decision on the appeal shall be made by the NASA Administrator or designee. There is no further right of administrative appeal from the decision of the NASA Administrator or designee.

     13.7 If no action is taken under Sections 13.5 and 13.6, above, then the decision to modify or terminate the license shall become final.

     13.8 All royalties due up to and including the date of termination of this Agreement are due within thirty (30) days of such due date.


                                  ARTICLE XIV
                            Termination by LICENSEE
                            -----------------------
     14.1 LICENSEE may terminate this Agreement as a whole upon ninety (90) days written notice to LICENSOR. All outstanding royalties become due upon termination of this Agreement.


                                  ARTICLE XV
                             Reservation of Rights
                             ---------------------
     15.1 LICENSOR reserves an irrevocable, royalty-free, right to practice and have practiced the LICENSED INVENTIONS for governmental purposes throughout the world by or on behalf of the Government of the United States and on behalf of any foreign government pursuant to any existing or future treaty or agreement with the United States.


                                  ARTICLE XVI
                        Representations and Warranties
                        ------------------------------
     16.1 Nothing in this Agreement shall be construed as:

     (a) A warranty or representation by the LICENSOR as to the validity or scope of any patent covering the LICENSED INVENTIONS; or

     (b) A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

     (c) A requirement that the LICENSOR shall file any patent application, secure any patent, or maintain any patent in force (except for LICENSOR's agreement to use due diligence to pay maintenance fees on the LICENSED INVENTIONS described in Section 1.1(a), above); or

     (d) An obligation to bring or prosecute actions or suits against third parties for infringement; or

     (e) Conferring a right to use in advertising, publicity, or otherwise the name of the inventor of the LICENSED INVENTION or the NASA name, seal, insignia, logotype insignia, or any other adaptation without the prior written consent of the LICENSOR (except as otherwise provided in Section 10.2, above); or

     (f) Precluding the export or sale for export from the United States of ROYALTY-BASE PRODUCTS on which royalties shall have been paid as provided in
Article VI of this Agreement; or

     (g) Granting by implication, estoppel, or otherwise, any licenses or rights of the LICENSOR or any other person under any foreign country patent; or

     (h) Granting by implication, estoppel, or otherwise, any license or rights under patents of LICENSOR other than those covering the LICENSED INVENTIONS, regardless of whether such other patents are dominant, subordinate, or an improvement to any of the LICENSED INVENTIONS, except as otherwise provided in section 16.5(a) below; or

     (i) Conferring upon any person (1) any immunity from or defenses under the antitrust laws, (2) any immunity from a charge of patent misuse, or (3) any immunity from the operation of state or Federal law.

     16.2 LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

LICENSOR assumes no responsibility whatever with respect to the use, sale, or other disposition by the LICENSEE or its vendees or other transferees of products incorporating or made by the use of (1) the LICENSED INVENTIONS licensed under this Agreement, or (2) information, if any, furnished under this Agreement.

     16.3 The LICENSEE will indemnify and hold harmless LICENSOR against any claim, proceeding, demand, liability, or expenses (including legal expenses and reasonable attorney's fees) which relates to injury to persons or property, or against any other claim, proceeding, demand, expense, and liability of any kind whatsoever resulting from LICENSEE's production, manufacture, sale, use, lease, or from the consumption or advertisement of such products or technology comprising the LICENSED INVENTIONS, or arising from any obligation of LICENSEE.

     16.4 If, in any proceeding in which the validity, infringement, or priority of invention of any claims of any patent covering the LICENSED INVENTIONS licensed to the LICENSEE is in issue, a judgment or decree is entered which becomes final through the exhaustion of all permissible applications for rehearing or review by a superior tribunal, or through the expiration of time permitted for such applications (below referred to as an "irrevocable judgment"), the parties thereafter shall comply with the construction placed upon any such claim by such irrevocable judgment, not only as to such claim but as to all claims to which such constructions applies. If such irrevocable judgment holds any claim invalid or is adverse to the patent as to inventorship, the LICENSEE shall be relieved prospectively (1) from paying any royalty on and from reporting on any ROYALTY-BASE PRODUCTS sold or otherwise disposed of that are covered only by such claim or any broader claim to which such irrevocable judgment is applicable, and (2) from the performance of those other acts which may be required by this Agreement only because of any such claim.

     16.5 LICENSOR agrees that:

     (a) It will not assert against LICENSEE any patent, now owned or hereafter acquired, that would interfere with LICENSEE's practice of the LICENSED INVENTIONS within the scope of the license herein granted.

     (b) Except for the rights reserved in Article XV of this Agreement, it will not itself practice, or authorize others to practice, the LICENSED INVENTIONS within the scope of the license herein granted.

     (c) It will refrain from granting any additional licenses relating to the LICENSED INVENTIONS so long as this Agreement is in effect; provided, however, that this covenant shall not prohibit LICENSOR from exercising the right reserved to LICENSOR under Article XV of this Agreement.


                                 ARTICLE XVII
                        Enforcement of Licensed Patent
                        ------------------------------

     17. 1 If LICENSEE becomes aware of an infringement or has reasonable cause to believe that there has been an infringement of any patent covering a LICENSED INVENTION, LICENSEE shall notify LICENSOR in writing concerning LICENSEE's knowledge of any infringement or the reasonable cause for belief of infringement. Such notice shall include: an analysis of how the claims of any patents covering LICENSED INVENTIONS read-on the alleged infringement; the identity of the alleged infringers; a statement describing the extent of the alleged infringement; and a statement which describes and quantifies the harm being suffered by the LICENSEE as a result of the alleged infringement. If such notice and information are furnished, LICENSOR may voluntarily provide an opinion as to whether reasonable cause exists to believe that there has been an infringement. In any event, whether or not such notice and information are furnished, LICENSEE is authorized under the provisions of Chapter 29 of Title 35, United States Code, or other statutes; (a) to bring suit in its own name at its own expense and on its own behalf for infringement of patents on the LICENSED INVENTIONS, (b) to bring any such suit to enjoin infringement and to collect for its use damages, profits, and awards of whatever nature recoverable from such infringement, and/or (c) to settle any claim or suit for infringement of patents on the LICENSED INVENTIONS, including the right to grant a sublicense under this Agreement. LICENSEE's right to file suit in its own name, however, is subject to the continuing right of the United States of America to bring suit itself or to intervene in LICENSEE's suit; and, in either event, LICENSEE shall give LICENSOR reasonable notice and assistance.


                                 ARTICLE XVIII
                              Furnishing Know-How
                              -------------------

     18.1 LICENSOR agrees to disclose to LICENSEE, from time to time during the term of this Agreement, for LICENSEE's use, Know-How relating to the production of the LICENSED INVENTIONS, but only to the extent that such Know-How is owned by LICENSOR and only at the sole discretion of LICENSOR.

                                  ARTICLE XIX
                           Improvements by LICENSEE
                           ------------------------

     19.1 It is mutually understood and agreed that LICENSOR shall have no right, title, or interest in or to any inventions, improvements, modifications, or enhancements developed solely by LICENSEE or its agents during the course of this Agreement other than those rights covered by this Agreement with respect to LICENSED INVENTIONS.


                                  ARTICLE XX
                                   Nonwaiver
                                   ---------

     20.1 Forbearance by either party in enforcing any of the provisions of this Agreement shall not be construed as a continuing waiver by such party of its rights to enforce such provisions, or in any way affect the validity of this Agreement.


                                  ARTICLE XXI
                            Merger and Integration
                            ----------------------

     21.1 This instrument (including the Appendix, which is incorporated herein and made a part hereof) contains the entire and only agreement between the parties and supersedes all preexisting agreements between them respecting its subject matter. Any representation, promise, or condition in connection with the subject matter which is not incorporated in this Agreement shall not be binding upon either party. No modification, renewal, extension, waiver, or termination of this Agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, extension, waiver, or termination is sought, unless made in writing and signed on behalf of such party by one of its executive officers. As used herein, the word "termination" includes any and all means of bringing to an end, prior to its expiration by its own terms, this Agreement, or any provision thereof, whether by release, discharge, abandonment, or otherwise.


                                 ARTICLE XXII
                                Applicable Law
                                --------------

     22.1 This Agreement shall be construed and the legal relations between the parties hereto shall be determined in accordance with United States Federal Law and, to the extent not inconsistent therewith, the laws of the State of Texas.


                                 ARTICLE XXIII
                                   Addresses
                                   ---------

     23.1 Except as otherwise provided in Section 23-2, below, notices under this Agreement including correspondence items concerning this Agreement, shall be served upon the party to whom directed by depositing them postage prepaid in the U.S. mails, registered or certified with return receipt, and addressed to the served party as follows:

          Associate General Counsel (Intellectual Property)
          National Aeronautics and Space Administration
          Code GP
          Washington, D.C. 20546

and

          Digital Manufacturing, Inc.
          6531 Glenview Drive, Suite 415
          Ft. Worth, Texas 76180

     23.2 Notice served as provided in Section 23.1, above, shall be deemed given three (3) days following the date of deposit in the U.S. mails. If notice is given other than as provided in Section 23.1, above, then the burden of proving service and receipt by the addressee shall be upon the party alleging service of notice. Either party may change its effective address by giving thirty (30) days notice of the new address in the manner provided in Section 23.1, above.


                                 ARTICLE XXIV
                                 Nonassertion
                                 ------------

     24.1 LICENSOR agrees not to assert any of its rights under any other of its patents or patent applications in any country of the world against LICENSEE, its SUBLICENSEES, vendors or customers, which rights are necessary to or incidental to the practice of the rights granted to LICENSEE under this Agreement.


                                  ARTICLE XXV
                                  Acceptance
                                  ----------

     25.1 In witness whereof, each party has caused this Agreement to be executed by its duly authorized representative:


Digital Manufacturing, Inc.


By:  /s/ Tom Athans                                     6-17-97
   ------------------------------------               -----------
    Tom Athans, Chief Executive Officer                   Date




National Aeronautics and Space Administration:


By:  /s/ Edward A. Frankle                              8/7/97
   -----------------------------------                ----------
    Edward A. Frankle, General Counsel                   Date

                         CONFIDENTIAL AND PROPRIETARY
                         ----------------------------

                                    APPENDIX

to Patent License Agreement between the United States of America, represented by the National Aeronautics and Space Administration, and Digital Manufacturing, Inc.


Item:

1.   08/410,625 (filed 3/24/95).

2.   software and prototype antenna ready for manufacturing

3.   developed or contracted for manufacturing facilities

4.   $1,000.00

5.   $8,000.00

6.   five(5%)

7.   $3,000.00

[AVE, INCORPORATED LETTERHEAD GOES HERE]



April 1, 1998



Mr. Hardie R. Barr
Office of the Patent Counsel
NASA, Mail Code HA
Lyndon B. Johnson Space Center
Houston, TX 77058

Dear Hardie,

Attached is a document requesting a License Agreement for the High Performance Circularly Plarized Microstrip Antenna, Patent Number 5,661,494. The License Request is for all frequency bands to which the antenna technology might apply.

Also included is a copy of our business plan which supports a financial pro forma showing the company will breakeven in the first year of operation and remain in the black beyond that. The profits from this operation will be used for development and exploitation of the microstrip antenna in the other frequencies, some applications of which are shown in the document.

We appreciate your attention in this matter and look forward to hearing from you as soon as possible regarding the granting of this license.

Respectfully,

/s/ GEORGE SULLIVAN

George E. Sullivan
Vice President, Operations

Encls:

                                 CONFIDENTIAL

                              LICENSE APPLICATION

Submitted to NASA Johnson Space Center, Technology Transfer & Commercialization
                                    Office,
                        Mail Code HA, Houston, TX 77058

                                March 26, 1998


License requested for:   High Performance Circularly Polarized Microstrip
                         Antenna
                         Patent Number: 5,661,494
                         Date of Patent: August 26, 1997

Frequency spectrum:      All frequencies

License Type Requested:  Exclusive

Requestor:               AVE, Inc.
                         5575 DTC Parkway, Suite 355
                         Englewood, Colorado 80111
                         Attn: George Sullivan

Incorporated:            State of Nevada, USA


Statements

AVE, Inc. (the "Company") is a manufacturing and marketing company formed to build and sell the High Performance Circularly Polarized Antenna ("Antenna") under an exclusive license granted to the Company by NASA on August 7, 1997, License Number DE-236. This license grants AVE, Inc. exclusive rights to manufacture and market said antenna in the 11.7 to 12.7 GHz frequency range. The Company is not currently in production for reason of awaiting a prototype antenna being developed by a contractor under NASA authorization. AVE, NASA and the contractor are working closely to complete the project with a targeted end date of April 15, 1998. AVE currently employees four people with plans to expand the number of employees once the prototype antenna has been received and tests conducted to assess its performance and market viability.

AVE, Inc. is a small business firm as defined in Section 404(c) of the Code of Federal Regulations, Title 37, Chapter IV, Part 404.

While initial application of the Antenna is directed to the Direct Broadcast Satellite (DBS) marketplace, the Company intends to rapidly expand its application for a number of other uses. A copy of AVE's business plan is attached which describes in some detail the initial application and which further describes two future applications: Wireless Local Loop (WLL) and Local Multipoint Distribution Service (LMDS). At least three other applications for the antenna are envisioned; Wireless Communications Service (WCS), General Wireless Communications

                                 CONFIDENTIAL

                                 CONFiDENTIAL

Service (GWCS) and Wireless Internet (WI). These five applications are approved by the FCC for operation in the frequency ranges shown in the following chart:


         --------------------------------------------------------------------
                          Application                           Spectrum
         --------------------------------------------------------------------
          Wireless Local Loop (WLL)                            1.4 - 4.5 GHz
         --------------------------------------------------------------------
          Local Multipoint Distribution Service (LMDS)        27.5  31.3 GHz
         --------------------------------------------------------------------
          Wireless Communication Service (WCS)                       2.3 GHZ
         --------------------------------------------------------------------
          General Wireless Communication Service (GWCS)              4.6 GHz
         --------------------------------------------------------------------
          Wireless Internet                                      10 - 15 GHz
         --------------------------------------------------------------------


All of the above services, with the exception of WCS, are developing markets. For example, the LMDS license auction was held by the FCC starting in February 1998 and was just recently completed. The GWCS auction is scheduled for May of 1998. These markets are only now being defined. Standards, in many cases, do not exist but are being established on a vendor by vendor basis. An example is interface definition in the LMDS market between the antenna and the modem. The antenna manufacturer must meet with the modem manufacturer to define the interface or face being excluded from the market. It behooves AVE, therefore, to have an approved licence so the Company can move aggressively to participate in the interface development.

Because user communities are still being defined it is difficult to assess the market for the Antenna except to show the potential market in terms of households and/or business. An assessment of the markets is shown in the following chart:

------------------------------------------------------------------------------
            Application                       Estimated Potential   Time-Frame
------------------------------------------------------------------------------
Wireless Local Loop (WLL)                          8.0 million     1 - 5 years
------------------------------------------------------------------------------
Local Multipoint Distribution Service (LMDS)       1.2 million     1 - 3 years
------------------------------------------------------------------------------
Wireless Communication Service (WCS)               0.8 million     1 - 3 years
------------------------------------------------------------------------------
General Wireless Communication Service (GWCS)      1.0 million     2 - 5 years
------------------------------------------------------------------------------
Wireless Internet                                  1.0 million     1 - 5 years
------------------------------------------------------------------------------

Note: Potential estimated for the United States only.

The business plan (attached) shows the capital and resources which will be invested to achieve full operations. It also outlines AVE's intent to manufacture the antenna using contract manufacturing companies located in the U.S. Manufacturing sources have been identified in Longmont, Colorado and in Puerto Rico. A detailed 5-year financial proforma with income statement, balance sheet and cash flow is an integral part of the plan and shows the Company making a modest profit in the first year of operation.

                                 CONFIDENTIAL

                                 CONFIDENTIAL

It remains only to complete the prototype to establish company operation. A near-term schedule to accomplish this follows:

     1. Secure a written plan regarding the final prototype development, etc. from Dr. Bondy by Friday 3/27.

     2.   Attempt to secure "a prototype" before April 1.

     3. Conduct testing of parabolic dish "output" per Dr. Bondy's specification (Item 1 above)

     4. Provide a PrimeStar-oriented test lab with all the necessary equipment (in Denver) prior to April 15.

     5. Establish a LNB developmental source to achieve the final integrated product.

     6.   Secure "the prototype" on April 15.

     7. Complete final test of "the prototype" and finalize design and integration by 4/30.

     8.   Complete manufacturing bill of materials by May 8.


It will take approximately sixty days from completion of the bill of materials to first production. AVE has verbal interest for a quantity of over 250,000 units for delivery as soon as available. Sources of capital funding have been identified and the capital is available pending successful testing of the antenna.

AVE believes the attached business plan offers evidence that the Company is moving aggressively to achieve practical application of the Antenna. The additional markets for which this License Application is made have time frames for their practical application as pointed out in the chart on the previous page. In order to participate in these markets, however, an exclusive license agreement with NASA is needed to legitimize the Company's participation in their development.

                                 CONFIDENTIAL

                                                                           TAB Z

United States Patent [19]                [11] Patent Number:        5,661,494

Bondyopadhyay                            [45] Date of Patent:   Aug. 26, 1997
-----------------------------------------------------------------------------

[54]  HIGH PERFORMANCE CIRCULARLY
      POLARIZED MICROSTRIP ANTENNA

[75]  Inventor: Probir K. Bondyopadhyay, Houston, Tex.

[73]  Assignee: The United States of America as represented by the Administrator of the National Aeronautics and Space Administration. Washington, D.C.

[21]  Appl. No.:  410,625

[22]  Filed:   Mar. 24, 1995

[51]  Int. Cl. /6/ ...........................  H01Q  1/38
[52]  U.S. Cl.  ..................... 347/700  MS: 343/829
[58]  Field of Search ................... 343/700 MS. 829.
                                        343/846; H01Q 1/38

[56]                  References Cited

                    U.S. PATENT DOCUMENTS

  381,968      5/1888   Tesla
3,921,177     11/1975   Munson .............................. 343/846
4,125,837     11/1978   Kaloi ............................ 343/700 MS
4,125,838     11/1978   Kaloi ............................ 343/700 MS
4,125,839     11/1978   Kaloi ............................ 343/700 MS
4,191,959      3/1980   Kerr ............................. 343/700 MS
4,464,663      8/1984   Lalezari et al ................... 343/700 MS
4,543,579      9/1985   Teshirogi ........................... 343/365
4,713,670     12/1987   Makimoto et al ................... 343/700 MS
4,755,821      7/1988   Itoh et al. ...................... 343/700 MS
4,761,654      8/1988   Zaghloul ......................... 343/700 MS
4,833,482      5/1989   Trinh et al. ..................... 343/700 MS
4,843,400      6/1989   Tsao et al. ...................... 343/700 MS
4,866,451      9/1989   Chen ............................. 343/700 MS
4,903,033      2/1990   Taso et al. ...................... 343/700 MS
4,914,445      4/1990   Shoemaker ........................ 343/700 MS
4,929,959      5/1990   Sorbello et al. .................. 343/700 MS
4,943,809      7/1990   Zaghioul ......................... 343/700 MS
4,973,972     11/1990   Huang ............................ 343/700 MS
5,231,406      7/1993   Sreenivas ........................ 343/700 MS
5,233,361      8/1993   Boguais .......................... 343/700 MS
5,278,569      1/1994   Ohta et al. ...................... 343/700 MS
5,376,942     12/1994   Shiga ............................ 343/700 MS
5,382,959      1/1995   Pett et al. ...................... 343/700 MS

                           FOREIGN PATENT DOCUMENTS

0134804       10/1981   Japan ............................ 343/700 MS

                              OTHER PUBLICATIONS

"Circular polarisation and bandwidth." M. Haneishi & Y. Suzuki. Handbook of Microstrip Antenna. vol .. Chapter 4.J. R.James & P.S. Hall Editors. Peter Peregrinus Ltd. (IEEE). London. pp. 221.270-272. 1989.
"Circularly Polarised Antenna Arrays". K. Ito. T. Teshirogi & S. Nishimura. Chapter 13. James & Hall Editors. p. 804. 1989.

Primary Examiner -- Donald T. Hajec
Assistant Examiner -- Tho Phan
Attorney, Agent, or Firm -- Hardie R. Barr

[57]                           ABSTRACT

A microstrip antenna for radiating circularly polarized electromagnetic waves comprising a cluster array (20) of at least four microstrip radiator elements (22a-22d), each of which is provided with dual orthogonal coplanar feeds in phase quadrature relation achieved by connection to any asymmetric T-junction power divider (30) impedance notched at resonance. The dual fed circularly polarized reference element is positioned with its axis at a 45 degree angle with respect to the unit cell axis. The other three dual fed elements in the unit cell are positioned and fed with a coplanar feed structure with sequential rotation and phasing to enhance the axial ratio and impedance matching performance over a wide bandwidth. The centers of the radiator elements are disposed at the corners of a square with each side of a length d in the range of
0.7 to 0.9 times the free space wavelength of the antenna radiation and the radiator elements reside in a square unit cell area of sides equal to 2d and thereby permit the array to be used as a phased array antenna for electronic scanning and is realizable in a high temperature superconducting thin film material for high efficiency

                         3. Claims, 11 Drawing Sheets

                            [DIAGRAM APPEARS HERE]

U.S. Patent          Aug. 26, 1997        Sheet 1 of 11          5,661,494

                                    FIG. 1

U.S. Patent          Aug. 26, 1997        Sheet 2 of 11          5,661,494

                                    FIG. 2

                                    FIG. 3

                                    FIG. 4

U.S. Patent          Aug. 26, 1997        Sheet 3 of 11          5,661,494

                                    FIG. 5

                                    FIG. 6

U.S. Patent          Aug. 26, 1997        Sheet 4 of 11          5,661,494

                                    FIG. 7

                                    FIG. 8

U.S. Patent          Aug. 26, 1997        Sheet 5 of 11          5,661,494

                                    FIG. 9

U.S. Patent          Aug. 26, 1997        Sheet 6 of 11          5,661,494

                                    FIG. 10

U.S. Patent          Aug. 26, 1997        Sheet 7 of 11          5,661,494

                                    FIG. 11

U.S. Patent          Aug. 26, 1997        Sheet 8 of 11          5,661,494

                                    FIG. 12

U.S. Patent          Aug. 26, 1997        Sheet 9 of 11          5,661,494

                                    FIG. 13

                                    FIG. 15

U.S. Patent          Aug. 26, 1997        Sheet 10 of 11         5,661,494

                                    FIG. 14

U.S. Patent          Aug. 26, 1997        Sheet 11 of 11         5,661,494

                                    FIG. 16

                                   5,661,494

                          HIGH PERFORMANCE CIRCULARLY
                         POLARIZED MICROSTRIP ANTENNA

                            FIELD OF THE INVENTION

        This invention relates generally to microstrip antennas for circularly polarized radiation and more particularly to a unique optimally configured four element wideband array cluster arrangement of planar microstrip radiator elements, each of which is provided with coplanar dual orthogonal microstrip feeds with T-junction type power dividers in phase quadrature relation for circularly polarized radiation, and wherein the array is excited in sequential rotation and phasing to enhance the axial ratio of circular polarization over a wide bandwidth and is optimally figured within an optimum compact unit cell to be suitable for use in a phased array antenna for electronic scanning and for realization in high temperature superconducting thin films for higher efficiency.

                          BACKGROUND OF THE INVENTION

        Microstrip array antennas transmitting or receiving circularly polarized electromagnetic waves in the microwave and millimeter wave range are extensively used in communications systems such as mobile-satellite communications, direct-broadcasting-satellite systems, navigation and radar systems. They are particularly useful where the antenna resides on a moving platform, e.g. an automobile, truck or a spacecraft, which must be in constant communication with its counterpart on another platform which may be either stationary or moving.

        Circular polarization is usually achieved by combining two orthogonal linearly polarized waves which are equal in amplitude and are radiating in phase quadrature relation. The tip of the radiated electric field vector rotates in a circle in the plane transverse to the direction of propagation and is right circular polarized when rotating clockwise and left circular polarized when rotating counterclockwise looking in the direction of propagation. Performance requirements of the communication system dictate the design for the particular microstrip antenna characteristics and often the conventional circularly polarized microstrip antenna is comprised of an array of microstrip radiating elements when the required gain is higher than that of a single radiating element.

        The conventional method of obtaining a circularly polarized array is to arrange circularly polarized microstrip patches with appropriate feeding. Various types of circularly polarized patches are used as array elements and include those which can support two orthogonal (in space) modes of excitation, more common ones being circular or square in shape. These two orthogonal resonant modes are excited with equal amplitude and in phase quadrature (differential phase shift of 90(degrees)) with dual feed to produce the appropriate sense of circularly polarized radiation. However, by means of an appropriate structural perturbation to the circular polarizable radiating patches, it is possible to excite circular polarization of the appropriate sense by means of a single feed point excitation. While the required length of feed lines is reduced, the single feed excitation is fundamentally inferior to dual feed excitation in terms of antenna performance such as measured by axial ratio bandwidth. This is so because at a frequency slightly off resonance, the amplitude and phase differential between the two orthogonal linearly polarized fields will always be much larger than when using dual feed excitation because of the steep slope of the impedance resonance curve at frequencies off-resonance.

        Microstrip radiators may be excited by direct feeding or indirect feeding. There are essentially two ways of direct feeding. One is to use coplanar microstrip line feed and the other is to use perpendicular coaxial feed with a pin exciting the microstrip from the bottom. There are also two ways of indirect feeding the microstrip radiators. One is by means of electromagnetic or capacitive coupling through one or more dielectric layers and the other through an aperture in a conducting surface below the microstrip and separated by one or more layers of dielectrics from the feed. The aperture, in turn, could be fed by a microstrip feed line one or more dielectric layers below the aperture.

        The working of a practical circularly polarized microstrip array antenna is characterized by several important performance parameters which include the radiation gain pattern, impedance bandwidth, axial ratio bandwidth, antenna efficiency and side lobe level. When electronic scanning by a full phased array or subarray is involved, maximum available scan angle and the variations of gain, beamwidth, axial ratio, side lobe level and antenna input impedance with scanning are also important. Antenna efficiency that tells how much of the antenna input power is converted into useful output power for communication is a very important performance measure. Signal power losses in the feed structure decreases the antenna efficiency. Lower efficiency for a transmitting array antenna means lesser signal power is radiated whereas lower efficiency for a receiving array antenna means more noise is introduced in the captured signal adversely affecting the signal detection capability of the communication system. Axial ratio bandwidth is a measure of the operational frequency range over which the desired sense of circular polarization remains useful. Impedance bandwidth of the antenna array is the operational frequency range over which the antenna radiates the input power effectively. These two bandwidths, as is known to those skilled in the art, most substantially be the same for a well designed circularly polarized array. Larger axial ratio bandwidth is achieved at the expense of implementing dual feed to the elements resulting in more feed line loss of signal and consequent reduction in efficiency. To provide adequate scanning capability and higher gain for a given array, the radiating elements in an array must be arranged with smaller spacing but sufficient to incorporate the feed structure with tolerable minimum feed structure coupling. A good array antenna design must take into account the actual communication system requirement and provide an optimum balance between conflicting design requirements.

        The fundamental concept of generating circularly polarized electromagnetic fields by means of simultaneous sequential rotation and phasing
(SSRP) of N independent linearly polarized fields is the revolutionary invention of Nikola Tesla (U.S. Pat. No. 381,968, May 1, 1888) that placed him in the U.S. National Inventor's Hall of Fame. This technique, for N=2 applied to a single square or circular microstrip element capable of supporting two orthogonal degenerate (same resonant frequency) linearly polarized modes, has been used as described before, to produce circularly polarized microstrip antennas as shown in U.S. Pat. No. 3,921,179.

        In U.S. Pat. No. 4,866,451 (Chen) there is disclosed a circular polarization technique for a microstrip array antenna which utilizes dual feed to the radiator elements. This description is solely concerned with the improvement of axial ratio bandwidth and does not at all address the important practical issue of antenna efficiency. The four element subarray in the design disclosed therein requires seven hybrid power dividers, each requiring a lumped resistance

                                   5,661,494
termination. The fact is that if quadrature hybrid power dividers are to be used for exciting each individual element in the subarray, the axial ratio bandwidth will be very good enough that further improvement by sequential rotation and phasing of the 2x2 array may not be necessary. A further drawback is that each element requires two orthogonal feed with vertical coaxial feed pins from the bottom which is inconvenient to fabricate and is often electrically unreliable for pure circular polarizations at frequencies above 15 GHz. A more serious drawback is that accommodation of these seven hybrids within the array unit cell requires larger area and space, thus severely limiting the electronic scanning capability of the array.

        While arrays of individual microstrip radiators are primarily used to increase the antenna gain, if-electronic scanning is an additional requirement for the array then there is necessity of placing restrictions on the element spacings to prevent the appearance of grating lobes during scanning. The four element cluster, acting as a building block for a larger array, then, is provided with phase shifters to provide electronic scanning. The entire coplanar feed structure must be accommodated within the confines of the four element cluster in such a fashion that detrimental inter-feed line coupling is minimized.

        In order to improve upon the axial ratio bandwidth of a circularly polarized array of single feed structurally perturbed elements, Teshirogi in U.S. Pat. No. 4,543,579 has applied this well known SSRP technique of Tesla to a subarray of such elements implemented by a coplanar microstripline feed structure. There is an appreciable improvement on the available axial ratio bandwidth but that may not be sufficient for many wideband communication applications. Further, since sequential rotation and phasing is applied in two stages to the multi-element array, such antenna was not designed and is ill-suited for electronic scanning capability.

        Applying the SSRP technique of generating a circular polarization signal, a two element subarray building block has been constructed and described by Haneishi and Suzuki (J. R. James and P.S. Hall Editors, Handbook of Microstrip Antennas Handbook, 1989, Peter Peregrinus Ltd. (IEE), London, Chapter 4, pp. 270-272) and Ito, Teshirogi and Nishimitra (Chapter 13, pp. 804 of ref. as above). This two element unit employs structurally perturbed circular polarizable elements with single coplanar microstrip line feed provided by T-junction power dividers and extra 90(degree) phase delays provided by additional path lengths. Circular polarized microstrip elements with dual feed provided by coplanar microstripline T-junction power dividers are well known in the literature (J. R. James and P.S. Hall Editors, Handbook of Microstrip Antennas, 1989, Peter Peregrinus Ltd. (IEE), London, Chapter 4, pp. 221). Using such elements, Sreenivas in U.S. Pat. No. 5,231,406 has constructed a modified two element building block with a staggered arrangement that leads to a triangular grid array. Axial ratio bandwidth improvement has been considered, in isolation, as the design goal without concurrent attention to the antenna gain, antenna size and efficiency. The axial ratio bandwidth improvement has been proposed at the expense of undesirable loss of antenna gain. This is evidenced by the fact that there are only eight elements in the array area of 16d/2/ where d is the distance between two consecutive rows or columns in the array and the feed structure layout does not uniformly utilize the available space. This results in a nearly 50% loss in array antenna gain for a given array area caused by the loss in the antenna effective area.

        For communications at higher microwave frequencies there is a present need for an optimally configured denser packed circularly polarized microstrip array that will eliminate the necessity of using quadrature hybrids without sacrificing the axial ratio performance obtainable from dual feed elements. It should be of simple construction and permit electronic scanning. It should also be realizable in a single conducting thin film so that very high antenna efficiency could be obtained by drastic reduction of feed line losses with realization of the array antenna in high temperature superconducting thin films.

        It is therefore an object of the present invention to provide an optimum circularly polarized microstrip array antenna design wherein the axial ratio bandwidth is equal to or better than the impedance bandwidth and also wherein the variation of axial ratio over the entire beamwidth and bandwidth of interest is minimized without undue sacrifice of antenna gain and efficiency. It is also an object to provide a robust microstrip array antenna with dual feed elements that will radiate highly pure circular polarization over the frequency band of interest, is realizable in a single conducting layer thin film, employs an efficient and compact topology, makes optimum use of the unit array area and space without sacrificing performance, and maintains an excellent capability of electronic scanning.

                           SUMMARY OF THE INVENTION

        The invention is a high performance microstrip antenna for radiating circularly polarized electromagnetic waves. The antenna is composed of an optimally configured cluster array of microstrip radiator elements, each of which is provided with dual orthogonal coplanar feeds in phase quadrature relation to produce circularly polarized radiation and wherein the array is excited in sequential rotation and phasing to enhance the axial ratio of circular polarization over a wide bandwidth. The relative phase shift in the dual feeds to each radiator element is achieved by an asymmetric T-junction power divider which is impedance matched at the resonant center frequency and thereby eliminates the need for a hybrid power divider. All other power dividers in the feed structure are realized by the coplanar T-junction power dividers and necessary phase shifters realized by coplanar feed line lengths permitting the realization of the entire cluster in one plane. The critical part of the invention is the realization of the optimally configured dual fed four element cluster which results from the reference element together with its microstrip line T-junction power divider being placed with its reference axis at a 45(degree) angle with the unit cell reference axis. The dual fed power elements of the cluster are placed in a square grid with a spacing of equal to 0.7 to
0.9 times the free space wavelength at the operating frequency and within a square unit cell area of sides equal to 2 d thereby permitting this array to be used in a phased array antenna for electronic scanning purposes. A mirror image of the structure produces the opposite sense of circular polarization.

                       BRIEF DESCRIPTION OF THE DRAWINGS

        FIG. 1 is a schematic diagram of a four element microstrip antenna array with microstrip feed lines in accordance with the invention for producing right circularly polarized radiation;

        FIG. 2 is a schematic plane view of the four radiator elements of the cluster array of FIG. 1 and showing the relative positioning of the radiator elements and the excitation phase distributions of the dual feeds to these elements;

        FIG. 3 is a fragmentary cross sectional view of a typical microstrip antenna for illustrating the relationship of the radiator element, the conducting ground plane element, and the dielectric substrate of the antenna;
     FIG. 4 is a schematic plan view of a single microstrip radiator element of the array of FIG. 1 and showing the asymmetric T-junction power divider used for dual feed;
     FIG. 5 is a schematic plan view of a 16 element microstrip antenna array which is comprised of a plurality of microstrip antenna arrays shown in FIG. 1;
     FIG. 6 is a graph of measured return loss of a four element array of the invention as shown in FIG. 1;
     FIG. 7 is a graph showing the standing wave ratio measurement versus frequency for the four element array shown in FIG. 1;
     FIG. 8 is a Smith Chart measurement of the relation of impedance and frequency for a four element microstrip array as shown in FIG. 1;
     FIG. 9 is a graph of a radiation gain pattern of the four element microstrip array cluster of FIG. 1 as measured at the center frequency of 14.645 GHz;
     FIG. 10 is the graph of an antenna radiation gain pattern of a microstrip antenna array as shown in FIG. 5 and as measured at the center resonant frequency of 29.5 GHz in a principal plane when using rotating linear feed in accordance with the intervention;
     FIG. 11 is a graph of a radiation gain pattern in the principal plane at the frequency of 30.5 GHz as measured for the antenna array of FIG. 5;
     FIG. 12 is a graph of the radiation pattern of the antenna of FIG. 5 in the principal plane as measured at the frequency of 28.5 GHz; and
     FIG. 13 is a perspective view of a modification of the invention in which the exciting signal for the antenna array is provided through a coaxial connector mounted on the back side of a conductor backed sheet of dielectric and extending through the dielectric to directly contact the microstrip food structure at a feed point which is co-planar with the antenna array of radiator elements;
     FIG. 14 is a perspective view of another modification of the invention in which the exciting signal for a planar array of antenna radiator elements is electromagnetically coupled thereto from a network feed structure mounted in parallel spaced relation to the antenna elements and including a second planar array of radiator elements;
     FIG. 15 is a perspective view of a further modification of the invention in which the feed network structure is fabricated from high temperature superconducting thin film and the exciting signal is electromagnetically coupled to the antenna elements; and
     FIG. 16 is a perspective view of a further modification of the invention in which the feed network is of high temperature superconducting thin film and disposed to excite the radiator elements of the antenna through apertures in a conducting plane interposed between the feed network and the radiator elements and the exciting signal is similarly coupled to the feed network.

                     DETAILED DESCRIPTION OF THE INVENTION

     Referring more particularly to the drawings, there is shown in FIG. 1, an optionally configured four element microstrip antenna array cluster 20 which represents a preferred embodiment of the invention. The antenna array is specifically designed for transmitting or receiving right circular polarization. Each radiating element 22a-22d in the array 20 is a square shaped electrically conducting metal sheet 22, such as copper, on a thin dielectric plate 24 of thickness equal to approximately 0.015 to 0.1 times or approximately 1% to 10% of the operating wavelength, and the backside of which is fully metallized, as shown in FIG. 3. The backside metal cladding 26, such as copper cladding, serves as the ground plane of the antenna.
     In FIG. 2. there is shown a schematic illustration of the relative orientations of the microstrip radiator elements (22a-22d) of FIG. 1 along with the two feed points 28a, 28b for each radiator and the relative phases of their feed line excitations so that the radiator elements (22a-22d) individually and as a cluster array generate right circularly polarized radiation. Referring to FIG. 2. one of the radiator elements, such as element 22a, is a reference radiator element with two feed points phased at 360 degrees and 270 degrees. The reference axis of this reference element is then defined as the line joining the 270 degrees phase feed point and the center in the direction of the center.
     In this preferred embodiment of the invention, the radiator elements are arranged in a square area 27 wherein the geometric center of each radiator element is at a different corner of the square and the spacing between each pair of the square radiator elements corresponding to a side of the square is 0.75 times the free space wavelength of the radiated wave, although a value or d in the range of d=0.7/2/ to d=9./2/ is acceptable. The radiator element 22a-22d are also symmetrically located within a square unit cell area 29 of sides equal to 2d, and the reference element of the array is related with its reference axis at a 45 degree angle with respect to the unit cell x-axis as shown in FIG. 2. In other embodiments (not shown), the radiating elements could be circular in shape or in the form of an annular ring which is resonant at the radiation frequency.
     In the four element cluster array 20, a microstrip feeder structure is provided whereby the radiator elements (22a-22d) are excited in sequential rotation in the positions (0 degrees, 90 degrees, 180 degrees, 270 degrees) and are simultaneously sequentially phased so as to strongly enhance the right circularly polarized radiation.
     It is shown in FIG. 4 that the feeding of each radiator element (22a-22d) is accomplished by means of a microstrip line T-junction power divider 30. The correct design of this T-junction is crucial to the successful operation of the antenna.
     First of all, it is to be noted that the 90 degrees phase shift to the orthogonal feed point of the antenna element is provided by means of extra line length (quarter wave length) of the microstrip line feed. This quarter wave length extra line 33 is also simultaneously used to provide equal amplitude for the excitation signal at the two feed ends at the center frequency of resonance and this serves the dual role of an impedance transformer as well as a phase shifter.
     Again referring to FIG. 4, assume Z, be the impedance presented by each linear polarization port of the microstrip radiating element to the feed line and 1 /1/ and 1 /2/ be the electrical lengths of the nominal and 90 degrees phase delayed branches of the feed line. Then

                                1/2 - 1/2 + 4,

where is the microstrip feed line wave length. If Z /1/ and Z /2/ be the transformed impedances of the respective branches seen at the electrical reference plane of the T-junction bifurcation, simultaneous satisfaction of the phase and amplitude conditions for the right circular polarization excitation and the quarter wavelength matching transformation requires that the following condition be satisfied.

                   Real part  Z/1/ - Imaginary part of Z /1/

     For a microstrip feed line with chosen characteristic impedance, R, the above condition imposed on the transmission line impedance relations gives the unique value of the length 1/1/ by solution of the following equation:

          R, R, tan /2/ (B 1/2/) 1 (R /2/ - R /2/) tan (B 1 /2/) +R, R-0
where

B = 2/

R, = real part of Z, and 2 /2/, is the microstrip feed line wave length. The characteristic impedance of the matching

4

line can then be calculated to be /2/ times the Real part of Z, for this unique value of 1 /1/.
     It will be appreciated by those skilled in the art, that the radiation resistance presented to the microstrip feed line by the perfect square or circular patch radiator element is large enough such that the feed line with characteristic impedance equal to this radiation resistance will have such a small width that it can not be reliably fabricated for all practical purposes. It is this situation that determines the necessity of using the matched T-junction. The feeding microstrip line needs to be matched at the junction using a quarter wave-length transformer as is shown in FIG. 4.
     The feed structure of the element contains perpendicular bends of the feed line for conserving space in the array and in calculating the electrical lengths of the line the effects of the hands must be taken into account and are known to those skilled in the art. From the analyses available in the literature for microstrip line asymmetric T-junctions, accurate positions of the electrical reference planes at the junction, as good as possible, should be utilized in the design.
     As shown in FIG. 1, the elements 22a-22d, each resonant at the center frequency of radiation, are each rotated in their respective positions, as shown by locations of their feed points, in a counter-clockwise sequence of 0 degrees, 90 degrees, 180 degrees, 270 degrees. Each radiating element has dual feeding (equal amplitude, phase quadrature) by an impedance-matched T-junction microstrip line power divider 30 to excite the desired sense of right circular polarized radiation, or left circular polarized radiation if so desired. The phase quadrature (90 degree phase shift) provided by this feed structure for each radiator element is realized by the extra quarter wavelength long

( 4 )

feed line 33 in one of the branches of the divider 30 which is connected directly thereto. The present invention of the optimally configured four element cluster results from the discovery that the reference dual feed element along with its microstrip line T-junction lower divider feed structure must be positioned with its reference axis at a 45 degree angle with the unit cell axis for optimal use of the entire available unit cell area for the coplanar dual feed structure layout.
     As shown in FIG. 1, such matched-fed radiator elements 22a and 22b are also fed by a microstrip matched T-junction type, power divider 35, fifth power divider, the two branches of which connect to the two power dividers 30 associated with the elements 22b and 22a and provides additional 90 degrees phase shift to the element 22b by means of an extra quarter wavelength.

( 4 )

long feed line 36 in a branch thereof which is coupled to the input end of the power divider 30 which feeds the radiator element 22b. A similar feeding arrangement including a T-junction power divider 38, the sixth power divider, is provided for the pair of radiator elements 22c and 22d with the extra 90 degrees phase shift provided to the radiator element 22d by the branch 39 with a length

( 4 )
     The two pairs of fed elements so created are additionally fed by a matched microstrip line, T-junction type, power divider 40 so as to provide an extra 180 degree phase shift to the pair of elements 22c and 22d. This additional phase shift is realized by an extra half wavelength.

( 4 )

long feed line 41 which constitutes one output branch of the seventh power divider 40. The other output branch of the-divider 40 is also the input branch of the divider 35. Thus, the four fed radiator elements (22a-22d), sequentially rotated in their respective positions in the counterclockwise direction will receive sequential phase shifts of 0 degrees, 90 degrees, 180 degrees, 270 degrees in the counterclockwise direction. The cluster 20 thus described, will accordingly provide and very strongly favor right circular polarized radiation. It is to be noted, however, that a mirror image of the array structure shown in FIG. 1, will provide left circular polarized radiation.

     The four element array cluster so invented is fed either by a vertical probe from the bottom at the feed point 45 as is feasible in FIG. 1 and illustrated in the embodiment of the invention shown in FIG. 13 to be hereinafter described, or by microstrip line 43 as shown in the sixteen element array 44 of FIG. 5, which array is comprised of four cluster arrays, each similar to the array 20 of FIG. 1.

     In such a sixteen element array 44, each four element cluster array may be considered as a subarray wherein the subarrays are symmetrically disposed about a geometric center point 46. The array 44, which is superposed above a parallel metal ground plane 42 and separated therefrom by air or a dielectric material, may also be considered to be comprised of two sub-array unit pairs 47a and 47b of four element arrays, both of which are coupled by microstrip feed line to a feed point 48, which, in turn, may be coupled through a coaxial connector or additional microstrip feed line to an appropriate signal transmission source (not shown). The array 44 is adapted to generate or receive circularly polarized radiation and accordingly, the path length of microstrip line 49 between the feed point 48 and the geometric center point 46 is such as to provide a signal delay which produces a 180 degrees phase shift in the signal to the sub-array unit 47b relative to the signal to the unit pair 47a.

In addition, the unit pair 47b is physically rotated by 180 degrees relative to the unit pair 47a such that the unit pairs 47a, 47b are in actual in-phase relationship when generating or receiving circularly polarized radiation. In the cluster array 20, there is a sequence of incremental rotational shifts of 90 degrees between the number N of radiator elements where N=4. The sixteen element array 44 in FIG. 5 may be considered to be comprised of N subarrays of four element clusters incrementally shifted by 360 degrees with respect to one another, where N=2.
        It is therefore to be appreciated that prominent achievements of this invention are that the entire dual feed line structure required in this invention has been optimally and uniformly accommodated within the array unit cell area minimizing the size of the square grids and with all of the radiator elements and the dual-feed structure being in the same plane.
        For the four element array of FIG. 1, the measured return loss versus frequency is shown in FIG. 6. The voltage standing wave ratio measurement versus frequency is shown in FIG. 7.
        The Smith chart for the four element microstrip array cluster of FIG. 1 is shown in FIG. 8. As is well known, the Smith chart displays the performance of a microwave circuit in terms of input impedance versus frequency and also the reflection coefficient versus frequency. For a given value of the measured reflection coefficient, the corresponding input impedance can be read directly from the plot. Since a movement by a distance d along the transmission line corresponds to a change in the reflection coefficient, as represented by a rotation through an angle 2 Bd, the corresponding impedance point moves as a constant radius circle through this new angle to its new value. The contours of R and constant X for the normalized input impedance are represented by circles on the plot as shown. The angular rotation 2 Bl in terms of wavelength is scaled along the circumference of the chart and the origin for the angular scale is chosen at the left side of the circle. In the circuit design, the goal is to match the transmission line impedance to the input impedance in order to obtain maximum power transfer. This occurs if the impedance plot is at the exact center of the large circle of FIG. 8 and as shown in the graph, the impedance is only slightly off center at frequency equal to 14.645 GHz.
        The radiation gain pattern in the perpendicular principal plane for the microstrip array antenna of FIG. 1 is shown in FIG. 9 at the center resonant frequency of 14.645 GHz. For the 16 element microstrip antenna array of FIG. 5. there is shown in FIG. 10 an antenna radiation gain pattern as measured at 29.5 GHz in a principal plane when using a rotating linear feed in accordance with the invention. Similar radiation gain patterns for the antenna at a center resonant frequency of 30.5 GHz and at 28.5 GHz are shown in FIGS. 11 and 12, respectively.
        It will therefore be seen that the provision of asymmetric T-junction type power dividers to provide dual orthogonal feed to each of the four optimally positioned radiator elements in the array of FIG. 1, together with the sequential rotation and feeding technique as described herein, produces a unique and compact high performance circularly polarized antenna array that uniformly utilizes the unit cell for layout of the feed structure and minimizing the square grid size. This four element array antenna and its feed structure are all disposed co-planar and reside within a square unit cell area 29 defined by sides of a dimension 2d where d is the distance between the geometric centers of the radiator elements, each located at the corners of a square with sides d of a dimension in the range of about 0.7 to 0.9 times the operating wave-length. This physical feature allows the realization of this high performance array antenna on the higher temperature superconducting thin films, such as for example, 140 degrees Kelvin. It also permits the cluster array to be used as a phased array antenna element a planar scanning for electronic scanning when such use is desired.
        It is also to be appreciated that heretofore designers of wideband circularly polarized microstrip array elements have implemented the T-junction power divider in the coplanar feed structure with dual fed elements at the cost of additional unit cell space and without being able to optimize the utilization of the unit cell space resulting in larger spacing between the elements. This reduces the array area efficiency and diminishes the array scanning capability. The array antenna of the present invention, provides superior performance without the foregoing disadavantages.
        In FIG. 13 there is disclosed a modification 50 of the invention which is substantially identical to the array antenna 20 of FIG. 1 except that the feed network receives the exciting signal through a coaxial connector in lieu of microstrip. As will be seen in FIG. 13, the coaxial connector 51 is fixed to the backside of the conductor ground plane clad dielectric sheet 52 and extends through the dielectric substrate such that the inner conductor 53 of the connector makes electrical contact with and is secured to the metallized microstrip 54 on the front side of the dielectric in coplanar relation with the radiator elements 55. A coaxial feed may be preferred for applications where spare constraints are less limiting.
        In FIG. 14, there is shown another modified form 60 of the invention wherein a microstrip feed structure 56 which includes a cluster array of microstrip radiator elements 58a is spaced below an array of antenna radiator elements 58 and disposed such that the exciting signal is transmitted to each of the radiator elements 58 by electromagnetic coupling. As will be seen in FIG. 14, the microstrip feed structure 56 is bonded on the surface of a dielectric substrate 57 and is disposed in substantially parallel relationship to a second cluster array of radiator elements 58 which are bonded to a planar surface of a second dielectric substrate 59. A metallic ground plane 60a is bonded to the opposite surface of the substrate 57. The cluster array of elements 58a and microstrip feed structure 56 are substantially identical to the array 20 and the microstrip feed structure 25 in the antenna 20 shown in FIG. 1.
        A particular advantage of the invention 60 is that it reduces undesirable side lobe level increase caused by and spurious radiation from the microstrip feed lines. In addition, while the antenna elements 58 are of square configuration and similar in size and orientation to the array of elements 58a their size can be adjusted so as to fine tune the antenna 60 to operate at a desired center frequency. Another advantage of the antenna 60 is that, for most applications, only the antenna elements 58 are exposed to the outer environment whereas the structure is protected.
         A cherished goal in array antenna design is the attainment of high efficiency which in the performance of communications systems manifests itself as higher transmitted signal power and in the received signal as higher signal to noise ratio. The principal cause of reduction in antenna efficiency is conductor loss in the feed line structure. Recent advances in high temperature superconducting (HTSC) technology involving new ceramic materials have made it possible to realize the microstrip array feed line structure in extremely low loss HTSC thin films, such as a thin film of the ceramic material YBa2, Cu3, 07-X on Lanthanum Alumininate (LaALO/3/) or sapphire substrates. However, since the radi-ating elements must interface with the outside world they can not be maintained at the HTSC temperature, which is presently at the same level as liquid nitrogen, and would therefore transfer heat to the feed network if they are in direct contact therewith.

        In a modified form of the invention represented by the antenna 61 shown in FTG. 15, the feed structure is realized in a HTSC thin film 62 superposed on a sheet of dielectric material 63a. The sheet 63a may in turn be layered atop a second sheet of dielectric material 63b.

        The feed structure 62 does not directly contact the radiator elements 65 but is electromagnetically coupled thereto when a feed signal is applied. The radiator elements 65, which are of conventional electrical conducting material such as copper are bonded as metal cladding atop a sheet of dielectric material which includes layers 66a and 66b. The radiator elements 65 are arrayed in the same configuration as the radiator elements in the cluster array 20 of FIG. 1 and reside within a unit cell area similar to the unit cell 29. The elements 65 are also disposed in coplanar relationship to one another and in parallel relation to the plane of the feed structure 62 which is spaced therebelow at a distance S/1/ which is in the range of 1% to 5% of the operating wavelength of the antenna.

        The antenna 61 is also provided with a conducting ground plane 68 formed by a sheet of metal such as copper, which is in parallel relation to the feeder network 62 at a distance S/3/ therefrom. A wide band oval-shaped aperture 70 is provided in the ground plane 68 at a location which is substantially vertically below the feed point 71 of the thin film feeder network and is adapted to excite the HTSC feed network when it is itself excited by a microstrip feedline 73 bonded to the underside of a sheet of dielectric 74 which is spaced below the plane 68. The microstrip feed line 73 is directly coupled to a signal transmission source (not shown) and is oriented such that the feed line 73, aperture 70 and network feed point 71 are in substantial alignment.

        It is to be noted that because of the separation of the feed structure 62 from the radiator elements 65, there is no transfer of heat from the radiator elements to the HTSC material of the feed structure, which is maintained at very low temperature, such as that of liquid nitrogen by an appropriate cryostat (not shown). Such a cryostat would be designed to encompass all sides of the antenna structure except the side thereof which contains the radiator elements 65. Furthermore, there is substantial thermal isolation between the microstrip feed line 73 and the HTSC feed structure 62.

        It is to be noted that consistent with the constraints of physical realizations of the radiating antenna structures, the separation distances are so chosen that the antenna at its input is matched at the desired center frequency of operation over the optimum achievable bandwidth.

        Another modified form of the invention shown in FIG. 16, comprises a circularly polarized antenna 75 which includes a cluster array of radiator elements 76, corresponding in form and configuration to the radiator elements 65 of the antenna 61 shown in FIG. 15. The feed structure is a feed network 77 of HTSC film, identical in form and configuration to the HTSC feed network 62 of the antenna 61. The feed network 77 is mounted on a sheet of dielectric material comprised of linear sheets 78a and 78b which is disposed in coplanar relation below the plane of the radiator elements 76 and above a metallic conducting plane 80 spaced in parallel relation therebelow. In like manner to the antenna 61, the feed network 77 is excited by means of a wide band aperture 81 in the conducting plane 80. The aperture 81 is located directly above a microstrip feed line 83 bonded to the underside of a sheet of dielectric 84 spaced from and in parallel relation to the conducting plane 80 such that the center of the aperture is vertically below the feed point 82 of the feed network structure 77.

        The antenna 75 differs from the antenna 61 shown in FIG. 15 in that a conducting sheet 88 provided with four apertures 84 is interposed between the radiator elements 76 and the HTSC feed structure 77 at a height D/1/ above the feed structure and a distance D/2/ below the array elements 76. The apertures 84, which are of corresponding configuration to the square shape of the radiator elements 76 and similarly oriented, support the same sense of circular polarization as generated by the cluster array 76 when an exciting signal applied to the feed network is electromagnetically coupled to the radiator elements. The vertical separations D/1/ and D/2/ may be by one or more layers of dielectric sheets, by air or vacuum or a combination thereof as shown in FIG.
16. These distances D/1/ and D/2/ are also chosen such that the antenna at its input is matched at the desired center frequency of operation over the optimum achievable bandwidth. The slot size, the dielectric constants and sheet thicknesses contained in the separation spaces D/1/ and D/2/ are parameters that are also selected for optimum matched performance of the antenna structure.

        The antenna 75 provides benefits in that the slot excitation of the microstrip radiator patches 76 removes the deleterious effects of coplanar microstrip feed structure of the antenna radiation pattern as are caused by spurious radiation from the feed lines and their bends. It therefore provides a better axial ratio bandwidth which is a particularly desirable feature for many applications.

        While the foregoing description of the invention has been presented for purposes of illustration and explanation, it is to be understood that it is not intended to limit the invention to the precise form disclosed. For example, the radiator elements could be in the form of circular discs instead of square patches and a vertical probe feed could be used as an alternative to the coplanar feed. In addition, the planar array of microstrip radiator elements might comprise more than four such elements, as for example, six elements which are oriented at a angle of 2 pi over N with respect to one another where N=6 and which are arranged in a hexagon configuration and excited in a phase shift relation corresponding to the orientation angle relationship. It is to be appreciated therefore, that various structural changes may be made by those skilled in the art without departing from the spirit of the invention.

        I claim:

        1. A microstrip array antenna for radiating circularly polarized electromagnetic waves in the microwave and millimeter wave range, said antenna comprising:

a planar array of microstrip antenna radiator elements formed on one side of a sheet of dielectric material, said array comprising four radiator elements in coplanar relation and arranged with the geometric centers of the radiator elements at the respective corners of a square area having sides with a length dimension d in the range of 0.7 to 0.9 times the wavelength of the operating frequency of the antenna and wherein the four radiator elements reside in a square unit cell area of sides equal to 2d;

an electrically conducting ground plane disposed in parallel spaced relation to said planar array; and

                                   5,661,494



means for providing a feed signal in sequential phasing to said planar array of radiator elements for generating circularly polarized radiation. said means comprising a microstrip feeder network coupled to each said radiator element, said feeder network including four T-junction power dividers. each of which is coupled to a different one of the radiator elements to apply inputs of equal magnitude and frequency at two feed points located on mutually orthogonal input axes of the radiator element coupled thereto. each said power divider providing a 90 degrees phase shift to one of its said inputs with respect to the other so as to generate circular polarization radiation of the desired sense. said radiator elements being arranged in a symmetrical orientation wherein the radiator elements and their input axes are relatively rotated in a selected direction of rotation with respect to one another by successive incremental angles of 90 degrees to provide sequential spatial rotation of the feed signal to said radiator elements. said microstrip feeder network further comprising a thin film of high temperature superconducting material disposed in a plane in spaced parallel relation to the plan of said radiator elements and to said electrically conducting ground plane and between said radiator elements and ground plane and positioned relative to said radiator elements such that said radiator elements are electromagnetically coupled to said microstrip feeder network.

said antenna further including a microstrip feed line formed on one side of another sheet of dielectric material in a plane in spaced parallel relation to said electrically conducting ground plane and being adapted for electrical connection to a signal transmission source.

said electrically conducting ground plane being disposed between said microstrip feeder network and said microstrip feed line and provided with an aperture in alignment with said microstrip feed line an aperture in alignment with said microstrip feed line and said microstrip feeder network such that a signal supplied to said feed line is electromagnetically coupled through said aperture to the microstrip feeder network for transmission to said radiator elements.

 2. A microstrip array antenna for radiating circularly polarized electromagnetic waves in the microwave and millimeter wave range. said antenna comprising:

a cluster array of microstrip antenna radiator elements formed on one side of a sheet of dielectric material. said array comprising four radiator elements in coplanar relation and arranged with the geometric centers of the radiator elements at the respective corners of a square area having sides with a length dimension d in the range of 0.7 to 0.9 times the wavelength of the operating frequency of the antenna and wherein the four radiator elements reside in a square unit cell area of sides equal to 2d;

an electrically conducting ground plane disposed in parallel spaced relation to said planar array;

means for providing a feed signal in sequential phasing to said cluster planar array of radiator elements for generating circularly polarized radiation. said means comprising a microstrip feeder network coupled to each said radiator element. said feeder network including four T-junction power dividers. each of which is coupled to a different one of the radiator elements to apply inputs of equal magnitude and frequency at two feed points located on mutually orthogonal input axes of the radiator element coupled thereto. each said power divider providing a 90 degree phase shift to one of its said inputs with respect to the other so as to generate circular polarization radiation of the desired sense. said radiator elements being arranged in a symmetrical orientation wherein the radiator elements and their input axes are relatively rotated in a selected direction of rotation with respect to one another by successive angles of 90 degree to provide sequential spatial rotation of the feed signal to said radiator elements. said feeder network further comprising a thin film of high temperature superconducting material disposed in a plane in spaced parallel relation to the plane of said radiator elements and to said electrically conducting ground plane and between said radiator elements and ground plane and positioned relative to said radiator elements such that said radiator elements are electromagnetically coupled to said microstrip feeder network.

a second electrically conducting plane positioned between said array of radiator elements and said high temperature super-conducting feeder network and being provided with four apertures wherein each of said four apertures has a configuration corresponding to the configuration of each of said radiator elements and is positioned in substantial alignment with said high temperature superconducting feeder network and a different one of said radiator elements such that a feed signal applied to said feeder network is coupled from said feeder network through each of said apertures to different ones of said radiator elements; and

a microstrip feed line formed on one side of another sheet of dielectric material in a plane in spaced parallel relation to said electrically conducting ground plane and being adapted for electrical connection to a signal transmission source. said electrically conducting ground plane being disposed between said microstrip feeder network and said microstrip feed line and provided with an aperture in alignment with said microstrip feed line is electromagnetically coupled through said aperture to the microstrip feeder network for coupling to said radiator elements.

 3. A microstrip array antenna as set forth in claim 2 wherein each said microstrip radiator element is of square shape.

                                  * * * * *

                                                      Specification No. CM_SCD03
                                                                     15 Jan 1998
                                                                         Rev -02

                         SPECIFICATION CONTROL DRAWING

                                      FOR

                             BSS ANTENNA ASSEMBLY

                                   #CM_SCD03

Prepared by:  PRIMESTAR PARTNERS, L.P.
              100 North Presidential Blvd.
              Bala Cynwyd, PA 19004